Exhibit 1a-6e

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”) is made as of April __, 2022, by and among SKID ROW AHP LLC, a Delaware limited liability company (the “Company”), and RESTORA, LLC, a Delaware limited liability company (“Restora”).

RECITALS:

WHEREAS, the Company’s business includes acquiring and managing recoveries of portfolios of title defective, title curative and/or defaulted first-lien residential mortgage loan assets (the “Assets”);

WHEREAS, Restora is dedicated to the mission of providing permanent supportive housing so that people who have experienced homelessness, prolonged extreme poverty, disabilities, mental illness and/or addiction can lead safe, stable lives in wellness (the “Mission”);

WHEREAS, it is intended that the Assets acquired by the Company may be repurposed to serve the Mission and Restora will provide consulting services and advice to the Company related thereto by drawing on the resources of its parent company, The Skid Row Housing Trust, a 501(c)(3) Non-Profit, Public Benefit Organization, and one of the largest not for profits in the USA dedicated to the Mission.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Restora hereby agree as follows:

AGREEMENT:

Restora hereby agrees to provide consulting services and advice as requested from time to time by the Company related to repurposing the Assets for the Mission and in connection therewith will draw upon the resources of its parent organization, the Skid Row Housing Trust.

These services and advice will include but not be limited to:

●	Providing board representation to the Company as it relates to the Mission;

●	Enhancing the Company’s access to Asset sale opportunities with governmental agencies seeking qualified not for profit sponsored counterparties, including with HUD, Fannie Mae, and Freddie Mac;

●	Providing workout solutions with homeowners aimed at home retention or transition to affordable rental housing; and

●	Enabling affordable purchase opportunities of vacant properties directly to new homeowners.

In consideration thereof, the Company will pay a consulting servicing fee to The Skid Row Housing Trust equal to 1% of the investment capital raised by the Company, payable upon the closing of each investment in the Company.

In further consideration thereof, Restora shall at all times have the right to appoint a director of the Company who may not be removed or replaced without the consent of Oak Harbor Capital, LLC.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective authorized officers as of the day and year first above written.

SKID ROW AHP, LLC

By:
Name:
Title:

RESTORA, LLC

By:
Name:
Title: